Exhibit (p)(xiv)

I.	Code of Ethics

DuPont Capital Management Corporation (“DuPont Capital,” “DCM,” or the “Firm”) embraces many guiding principles, the most important of which is integrity. To preserve this integrity demands the continuing alertness of every employee. Each employee must avoid entering into any activity or relationship that is illegal under any applicable legislation, including the Foreign and Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010, or that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of “inside information” or the appearance of any impropriety. Employees must place the interests of the Firm’s clients ahead of their personal interests and must treat all clients in a fair and equitable manner.

This Code of Ethics is drafted broadly and represents the Firm’s effort not only to meet but also to exceed the requirements of law and industry practice in a manner consistent with the Firm’s high standard of business conduct. The Firm’s specific expectations in relation to anticorruption, money laundering and sanctions rules are also set out in this Section G. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. Employees are cautioned to note that the code was not established as a set of fixed rules, but as guidelines to support the principle that in all instances of conflicts or potential conflicts, the interests of the clients must be protected and given priority over personal interests and those of the Firm.

LEGAL REQUIREMENTS

The Investment Advisers Act of 1940 (“Advisers Act”) requires that the Firm have safeguards in place to prevent personal investment activities that might take inappropriate advantage of our fiduciary position. In addition, Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) requires the Firm, as an investment adviser or sub-adviser to a Registered Investment Company (a “RIC”), to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by that rule. These safeguards are embodied in this Code of Ethics. Rule 204A-1 under the Advisers Act, Sections 206 and 207 of the Advisers Act, and Rule 17j-1 under the 1940 Act, serve as the basis for much of what is contained in this Code of Ethics. For purposes of this Code of Ethics: (a) the term “Client” shall include a “RIC;” and (b) the term “Access Person” shall include each employee of the Firm.

The requirements cited above make it unlawful for any employee of the Firm, in connection with the purchase or sale by such person of a security “held or to be acquired” by a Client:

1.	To employ any device, scheme or artifice to defraud any Client;

2.	To make to any Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client; or

4.	To engage in any manipulative practice with respect to any Client.

A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by any client, or (ii) is being or has been considered for purchase or sale by the Firm for any client. A purchase or sale includes the purchase or sale of an option to purchase or sell. “Client” means any person or entity for which the Firm serves as investment manager, adviser or sub-adviser.

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Consistent with SEC Rule 204A-1, the Firm provides each employee with a copy of the Code of Ethics and any amendments thereto. Copies will generally be provided by electronic means. This Code further requires each employee to return written acknowledgement of the receipt of the code and amendments to the Chief Compliance Officer (“CCO”) or his designee.

Special Considerations for Registered Investment Companies

Adoption, Initial Certification; Material Changes: Each RIC client’s board, including a majority of the independent board members, must approve the Firm’s Code of Ethics and any material changes to the Code. The Firm will certify to each RIC client’s board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Firm’s Code of Ethics. The Firm will submit to each RIC client’s board any material changes to the Code of Ethics to enable the board to approve such changes no later than six months after adoption of such changes.

Annual Report and Certification: Consistent with SEC requirements, no less frequently than annually, the Firm will furnish to the board of any RIC client (other than a unit investment trust) all certifications required by a RIC client’s board and a written report that describes any issues arising under the Code of Ethics and the Firm’s compliance program since the last report to the board, including, but not limited to, information about material violations of the Code and any other material changes or compliance matters relating to the Firm’s compliance program and sanctions imposed in response to the material violations; and certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Record-Keeping: The Firm shall keep the following records at its principal place of business and make them available to the SEC or its representatives at any time:

●	a copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, in an easily accessible place;

●	a record of any violation of the Code of Ethics, and of any action taken as a result of the violation in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

●	a copy of each report made by an Access Person, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

●	a record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, in an easily accessible place;

●	a copy of each report required by Rule 17j-1 under the 1940 Act, for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

●	a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in an Initial Public Offering or in a Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

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POLICY REGARDING INSIDER TRADING AND PERSONAL SECURITIES TRANSACTIONS

Need for Policy

The Firm is committed to ensuring compliance with all laws, including federal securities laws, and applicable parent company policies. Furthermore, the Firm’s employees have additional ethical and legal obligations that must be fulfilled in order to maintain the confidence and trust of the Firm’s clients and to protect the assets entrusted to the Firm.

The purpose of this Policy is to state the Firm’s requirement that all employees comply fully with laws prohibiting insider trading and tipping, and to set forth additional requirements and provide guidance relating to employees’ personal securities transactions. The intent is to avoid even the appearance of impropriety. This Policy is not intended to set legal standards or to result in the imposition of criminal or civil liability that would not otherwise exist in the absence of the Policy.

Violations by an employee of the laws against trading securities while in possession of inside information (insider trading) or improperly disclosing inside information (tipping) can result in substantial civil liability to the individual violator and the Firm. In addition to termination of employment, criminal penalties for the individual violator can include up to $1 million in fines and ten years’ imprisonment.

Definitions

For purposes of this Policy:

“Associated Account” means securities and futures accounts of the employee’s (i) Immediate Family, (ii) other household members, including domestic partner, as well as (iii) any accounts subject to an employee’s discretion or control (e.g., custodial and trust accounts), and (iv) any other accounts in which the employee has a Beneficial Interest or a substantial ability to influence transactions (e.g., joint accounts, co-trustee accounts, partnerships, investment clubs).

“Beneficial Interest” shall have the meaning given to it for purposes of Rule 204A-1 and shall include the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit from, or share in any profit derived from, a transaction in the subject Security. An employee is deemed to have a Beneficial Interest in the following:

Any Security owned individually by the employee;

Any Security owned jointly by the employee with others (for example, joint accounts, trusts, investment clubs and controlling interests in corporations); and

Any Security in which a member of the employee’s Immediate Family has a Beneficial Interest in the Security if the Security is held in an account over which the employee has decision-making authority (for example, the employee acts as trustee, executor, or guardian). In addition, an employee is presumed to have a Beneficial Interest in any Security in which a member of the employee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the employee. This presumption may be rebutted if the employee is able to provide the CCO with satisfactory assurances that the employee has no material Beneficial Interest in the Security and exercises no control over the investment decisions made regarding the Security.

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An employee is considered to have a Beneficial Interest in Securities if he or she has or shares a direct or indirect “Pecuniary Interest” in the Securities. A Pecuniary Interest exists if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.	Securities held by members of the employee’s Immediate Family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide the employee with any economic benefit.

2.	An employee’s interest as a general partner in Securities held by a general or limited partnership.

3.	An employee’s interest as a manager-member in Securities held by a limited liability company.

An employee does not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company, or other entity in which he or she holds an equity interest, unless the employee is a controlling equity holder or has or shares investment control over the Securities held by the entity.

The following circumstances constitute a Beneficial Interest by an employee in Securities held by a trust:

1.	Ownership of Securities as a trustee where either the employee or members of the employee’s Immediate Family have a vested interest in the principal or income of the trust.

2.	Ownership of a vested interest in a trust.

3.	Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

“Confidential Information” means any non-public information concerning the Firm’s activities or developed by the Firm or received by the Firm under an agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered important by investors. Examples of confidential information include planned purchases or sales for client accounts, details of financial transactions, and identity and terms of client accounts.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security that may be convertible into or equivalent to that Security. For example, options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, ADRs, and convertible bonds. In many cases, non-convertible corporate debt is not considered equivalent to listed equities of the same issuer. However, all bonds of the same issuer would be considered equivalent securities. In addition, for many distressed companies, the non-convertible debt begins to correlate more with the equity value of the company than with other factors. Therefore, when trading the debt or equity of distressed companies, the employee is cautioned that approval for both the equity and the debt is appropriate in order to avoid trading in conflict with a client, or giving the appearance of trading in conflict.

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“Immediate Family” means any of the following persons who reside in the same household as the employee:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of the 1934 Act.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock, bond, option) or would view it as having significantly altered the “total mix” of information available. Inside information includes, but is not limited to, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant client or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective clients, suppliers or business partners) and whether it relates to Corteva or any other company or entity. Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Limited Offering” means an offering that is exempt from registration under the Securities Act.

“Linked Brokerage Account” means a personal or Associated Account for which an automated feed from the broker is provided through the Personal Trading Control Center (“PTCC”) system. See Unlinked Brokerage Account below.

“Options” means a contract that gives the buyer the right, but not the obligation, to buy or sell an underlying asset at a specific price on or before a certain date. Options are included in the definition of Security below.

“Reportable Fund” means as any RIC for which the Firm serves as investment adviser as defined in Section 2(a)(20) of the 1940 Act (including service as a sub-adviser) or any RIC whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Security” shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, shares issued by open-end mutual funds (other than Reportable Funds), ownership interests in vacation homes or timeshares, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

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“Short Term Trading” means the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days. This definition excludes transactions that would not meet the definition of Short Term Trading if purchases made as a result of contributions as part of an automatic investment program were ignored. For example, monthly contributions to the Firm’s 401(k) plan (“RSP”) for the purchase of Corteva stock would not cause the transfer of Corteva stock to another investment option to trigger a short term trade.

Note that this definition differs from tax treatment in that specific lot designation, e.g., when sales of securities purchased on different dates are matched, for tax purposes, with a specific purchase. If ANY purchase occurs within ANY sale of a particular Security or an Equivalent Security, it will be considered a short term trade.

Please also note that buying and selling, or vice versa, of two different monthly expirations of the same futures contract within 60 calendar days, such as in calendar rolling, is considered short-term trading. Consequently, short term profits from such transactions are prohibited.

“Unlinked Brokerage Account” means a personal or Associated Account that is maintained with a brokerage company that does not have an electronic broker feed relationship with PTCC, including any securities personally held by the employee (such as a bearer bond).

Insider Trading, Tipping and Confidential Information

It is the policy of the Firm that employees:

●	Must not buy, sell or recommend that anyone else buy, sell, or retain, the securities of any company (including Corteva) while in possession of inside information regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts.

●	Must not disclose inside information to anyone, inside or outside the Firm (including family members), except to those who have a need to know such information in order for the Firm to carry on its business properly and effectively. Also, any permitted disclosure may only be made under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

●	Must use the Firm’s confidential information solely for legitimate Firm purposes and must not improperly disclose such information.

●	Must use and protect all confidential information received from others strictly in accordance with the terms of the agreement or understanding under which the information was received and with at least the same degree of care that would be applied to the Firm’s comparable confidential information.

Personal Securities Transactions and Holdings

The Firm’s employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations and must be carried out in a manner consistent with the Firm’s policies. In addition, personal securities transactions must avoid even the appearance of a conflict of interest.

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The procedures and guidelines listed below specify reporting obligations and additional rules of conduct that must be adhered to by the Firm’s employees regarding transactions and holdings in personal and Associated Accounts. However, pre-clearance and reporting of personal Securities transactions and adherence to the other rules discussed below do not relieve employees of responsibility for compliance with the proscriptions against insider trading and tipping set forth above.

Attachment A provides a summary of pre-clearance and reporting requirements.

1.	Personal Trading Rules that apply to all Employees

a.	Pre-Clearance

1.	Transactions in an employee’s personal accounts or Associated Accounts must be pre-cleared in accordance with this policy. As indicated by the attached Reporting Summary, transactions in some securities are exempt.

2.	Term of Pre-Clearance: Transactions not effected by the close of business on the next trading day after the authorization is granted must be re-cleared. In other words, clearance is granted for a maximum of two business days, the day on which the trade is cleared and the next business day. Accordingly, employees should be extremely cautious if using limit orders.

3.	Pre-Clearance of Equity Securities: Employees must receive clearance prior to engaging in a transaction involving any publicly traded equity security unless the security or transaction is designated exempt by this Policy. Clearance must be obtained using the PTCC system. Approval will be confirmed or denied electronically, and an electronic record (“Trading Log”) will be maintained indicating whether or not clearance was given. If clearance is not given, the employee must not proceed with the transaction. The fact that clearance is denied should be considered as confidential information and must not be disclosed.

4.	Pre-Clearance of Fixed Income Securities: Employees must also receive clearance prior to engaging in a transaction involving any publicly traded fixed income security unless the security or transaction is designated exempt by this Policy. Clearance must be obtained using the online PTCC system. Approval will be confirmed or denied electronically, and a Trading Log will be maintained indicating whether or not clearance was given.

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5.	Pre-Clearance of Private Placement Securities: Employees shall not acquire any securities in a private placement without prior written approval of the President and CEO (investments in a DCM-advised fund of funds by an employee of DuPont Capital is by invitation only; the requirements herein related to a written request for approval do not apply to such investments). The written request for approval must include full details of the proposed transaction, including certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of the Firm or its clients. Details should include an indication of how many other investors are participating in the fund, your relative percentage of the total fund and an assurance that you are not directly involved in any of the decisions related to fund investments. You must submit a private placement request through PTCC using the “IPO/Private Placement” selection in your Employee Work Center. When the pre-clearance page appears, complete all questions and “Submit Request.” Forward a copy of the offering document and any other relevant documents to DCM Compliance by email at DL-DCM-Compliance. The request will be reviewed by Compliance and, if approved, it will be forwarded in turn to the Managing Director, Alternative Investments and the President and CEO for further approval. Any material changes in the details upon which the approval is granted must be communicated to the CCO or his designee for reconsideration. Subject to the preceding requirements, underlying investments made by the private placement investment, if applicable, are not subject to DuPont Capital’s pre-clearance or reporting requirement, or to DuPont Capital’s investment restrictions, including the prohibition on investing in IPOs.

6.	Blackout Period: Generally, clearance will be granted by the PTCC system if there are no transactions for the security in any of the Firm’s client accounts within the past seven (7) calendar days, if there are no open orders in the trading systems for the security, and the security is not on the restricted list.

7.	Appeal of Denial: If clearance is not given, decisions may be appealed to (a) the Managing Director, Global Equities; or his designee, in the case of equities; or (b) the Managing Director, Fixed Income Investments; or his designee in the case of fixed income. Employees will submit their appeal requests via e-mail to the Head of the investment group with a copy to Compliance. The decision will be conveyed via e-mail by the Head of the investment group to the employee with a copy to Compliance. Trades must not occur before such approval is actually received.

The clearance procedure is intended to avoid inadvertent conflicts or the appearance of conflicts. Thus, these reporting and clearance procedures do not relieve the employee of responsibility for compliance with insider trading laws and this Policy.

b.	Additional Personal Trading Rules

1.	Short Term Trading: Profits from short-term trading of Securities (as defined above) are prohibited, and employees will be required to donate any such profits to a recognized charity. Securities may be sold pursuant to a bona fide tender offer without disgorgement of profits. The President and Chief Executive Officer and the CCO may grant exemptions in cases of hardship or other unusual circumstances. Approval of the exemption must be obtained prior to making the trade. Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days. Employees should be prepared to hold investments for a significant interval to avoid the appearance of opportunistic trading in front of transactions for clients’ accounts. Short-term trading of any kind is strongly discouraged.

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2.	Short Term Trading in Securities Exempted from Reporting Requirements: Employees must report in PTCC any short-term trades in open-end mutual funds and other securities otherwise excluded from clearance and reporting requirements. Trades in money market mutual funds are exempt. Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days. Frequent short-term trading of mutual funds and other transactions excluded from clearance requirements may result in suspension of trading privileges or other disciplinary action.

3.	IPO’s: Employees are prohibited from purchasing securities in an initial public offering.

4. Options: Employees are prohibited from transacting in ALL options except for those designed to hedge exposure to Corteva stock (NYSE: CTVA) and those received through participation in an employer’s compensation plan.

5.	No employee may solicit or accept an offer made by any person if as a result the employee would be able to purchase or sell a security at a price or under conditions more favorable than those offered to the Firm’s clients.

6.	Although the Firm’s employees may conduct trading for their own account within the limits of this policy, trading during working hours should be limited. Extensive trading may be considered a violation of this Policy, and the Firm reserves the right to restrict trading in such circumstances. In addition, the Firm reserves the right to prohibit employees from trading in certain securities or markets.

7.	Employees are accountable for complying with the spirit of this policy, not just following the minimum rules outlined herein. That means conducting personal trading in a manner that avoids even the appearance of a conflict of interest. For example, a portfolio manager or analyst who repeatedly executes personal trades exactly 8 days before or after trading the same securities for his or her clients’ portfolios is violating the spirit of this policy. Likewise, a non-Portfolio Person who repeatedly obtains clearances to trade securities one or two days before the same securities are traded in clients’ accounts is at least creating the appearance of a conflict.

2.	Additional Rules for Portfolio Managers and Analysts

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts. Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process. Portfolio managers and analysts are personally responsible for avoiding any conflicts with client portfolios for which they make or help make investment recommendations. Receiving pre-clearance for a trade does not relieve such person of that responsibility.

1.	Requirement to Disclose Personal Holdings of a Covered Security: All portfolio managers and analysts involved in the decision or recommendation to buy, sell, or retain a particular security for a Firm client (herein referred to as a Covered Security) must disclose by e-mail to their immediate management (with a copy to the CCO and the Head of Compliance):

●	Any direct or indirect personal holdings of such security or affiliations with the issuer of such security.

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●	Any changes in direct or indirect personal holdings of such security or changes in the employee’s (including his or her immediate family) affiliations with the issuer of such security.

The personal holdings disclosure shall include the name of the security and the number of shares, units, or principal amount held.

An initial or updated disclosure shall be made within ten (10) business days of any of the following events: (a) commencement of employment with DuPont Capital, (b) reassignment to an initial or new portfolio manager or analyst role, (c) a change in coverage assignment, e.g., sectors covered, (d) a change in the portfolio manager’s or analyst’s immediate manager, or (e) lapse of one year since the employee’s most recent disclosure regarding such security.

Notwithstanding the above timing requirements, the employee must ensure that he or she has provided the required disclosure prior to communicating or reaffirming a recommendation to buy, sell, or retain such security.

For example: an analyst purchases a security in his personal account, and eight days later recommends that the same security be purchased for a client’s account. The personal ownership must be disclosed to his immediate manager, the CCO, and the Head of Compliance prior to making the recommendation on the client’s behalf, even though the recommendation was made within the 10 day reporting period that would otherwise apply.

2.	Portfolio Manager and Analyst Blackout Period: Portfolio managers and analysts are prohibited from trading issues in their personal accounts or Associated Accounts within seven (7) calendar days before or after a portfolio they manage trades in that security. Employees will submit their requests through the PTCC system so that an audit trail of requests and approvals is created. The PTCC system will electronically indicate approval or denial. Trades must not occur before such approval is actually received.

3.	Additional Pre-Clearance of Securities for PMG: Employees in the Private Markets Group, in addition to other clearances required, must obtain clearance of the Managing Director, Alternative Investments and the CCO or their designee prior to engaging in any transaction in a security in the Private Markets portfolio or a security being considered as an addition to the portfolio. Employees will submit their requests through the PTCC system so that an audit trail of requests and approvals is created. The PTCC system will electronically indicate approval or denial. Trades must not occur before such approval is actually received.

4.	No analyst or portfolio manager is permitted to buy or sell a security for his or her own account until all transactions for his or her assigned accounts have been completed. The clients’ interests must always take precedence, even if it requires the employee to delay taking action and suffer financial loss.

5.	Orders placed with the Trading Desks should be treated with the highest degree of confidentiality. Such orders should not be discussed with persons outside the Firm.

6.	Subject to restrictions on insider trading and tipping and any other requirements to keep information confidential, employees are obligated to make information received as a result of employment with the Firm known to other analysts and portfolio managers whose accounts might be interested in such information. However, employees may not misappropriate such information for their own financial benefit.

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7.	Employees directly responsible for investment decisions are prohibited from selling a security short which is held in client accounts assigned to such employee, except that short sales may be made “against the box” (the individual already owns the stock) for tax or hedging purposes with the approval of the CCO or his or her designee and the Head of the employee’s respective investment group.

3.	Reporting Responsibilities

1.	Initial Brokerage Account(s) Reporting: In order to facilitate reporting of transactions and holdings in PTCC by employees and/or brokers, all Accounts, whether linked or unlinked, must be disclosed in PTCC within ten (10) calendar days of hire or within ten calendar (10) days of ESTABLISHING the Account. The ten-day disclosure requirement for new accounts applies without regard to the date of the first transaction.

Each employee must disclose within PTCC all brokerage account numbers of his or her personal and Associated Accounts as of a date that is no more than 45 days prior to the start date of employment. Each employee must include the names of all brokers, dealers or banks with which the employee maintains an account in which any securities are held or can be held for the employee’s direct or indirect benefit. Transactions effected pursuant to an automatic investment plan generally do not have to be reported. Automatic investment plan participants must determine, well in advance, what their investments will be, and the pre-determined schedule does not leave the employee in a position to time his or her own trades against clients’ trades, or to act on newly discovered information.

a.	Linked Brokerage Account(s): Employee has no additional responsibility.

b.	Unlinked Brokerage Account(s): All Securities must be reported using the PTCC system. The holdings report must include specific data regarding each investment not excluded from reporting requirements by other portions of this policy.

Employees must create “dummy accounts” in order to disclose holdings and transactions that are not associated with a brokerage account (e.g., physical certificates, Compushare accounts, spousal or former employer 401(k) plans that are permitted to hold reportable Securities, and any other mechanism for ownership of securities).  A dummy account is not “opened” in the traditional sense and disclosure becomes relevant only when a holding exists outside of a brokerage account; in such cases, the ten (10) day disclosure period begins when the first transaction occurs or when the first holding is obtained, whichever comes first.

2.	Duplicate Brokerage Confirmations Delivery:

a.	Linked Brokerage Accounts: Once the employee has disclosed the account number of a Linked Brokerage Account, he or she does not have a further responsibility to arrange for the CCO to receive duplicate copies of account statements.

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b.	Unlinked Brokerage Account(s): All employees with an Unlinked Brokerage Account must arrange for the CCO to receive directly from any broker, dealer or bank duplicate copies of account statements covering Securities transactions and holdings for each brokerage account in which the employee has a direct or indirect Beneficial Interest, regardless of what, if any, Securities are maintained in such accounts. Thus, for example, even if the brokerage account contains only mutual funds or other securities exempt from reporting and the account has the capability to have reportable Securities traded in it, the employee maintaining such account must arrange for duplicate account statements to be sent to the CCO. Duplicate statements are required for dividend reinvestment plans, “blind” managed accounts, individual retirement accounts (“IRAs”) and other automatic investment vehicles. Duplicate statements are also required for 401(k) and other plans of prior employers or spousal employers when such accounts have the capability to hold or transact in reportable Securities. All account statements must be provided no less frequently than quarterly. The foregoing does not apply to transactions and holdings in registered open-end investment companies (e.g., mutual funds) or the DuPont Retirement Savings Plan. However, Merrill Lynch accounts provided by Corteva to hold proceeds from the Corteva Shares and Long-Term Incentive program are not exempt; the corresponding brokerage account number should be disclosed within PTCC. See Attachment B later in this policy for a form letter that can be completed and provided to brokers in order to request duplicate statements.

Employees with reportable securities held outside of a brokerage account, e.g., Compushare accounts, are required to provide the CCO with copies of year-end holdings statements or equivalents within 45 days after year-end.

3.	Quarterly Transactions Disclosure:

a.	Linked Brokerage Accounts: Employee has no additional responsibility.

b.	Unlinked Brokerage Account(s): Employees with an Unlinked Brokerage Account must report and validate trades in any personal or Associated Account within thirty (30) days following the end of the calendar quarter in which such transactions occur. Employees must report trades using the PTCC system. As indicated by the attached Reporting Summary, transactions in some Securities are exempt.

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Attachment A

PERSONAL SECURITIES PRE-CLEARANCE AND REPORTING SUMMARY

The table below provides an overview of requirements for transaction pre-clearance, quarterly transaction reporting and annual holdings reporting. If a security or transaction is not listed, assume that pre-clearance, quarterly transaction reporting and annual holdings reporting are required.

The term “Securities,” when capitalized in this table, has the meaning set forth elsewhere in this Code of Ethics.

Category	Description	Pre-Clearance Required?	Transaction Disclosure on Quarterly Certification Required?	Holdings Disclosure on Year-end Certification Required?
US Govt & Agencies	Direct Obligations of US Government	No	No	No
	Municipal Bonds	No	No	Yes
Mutual Funds	Money Market Instruments (bank certificates of deposit, bankers acceptances, commercial paper, repurchase agreements and other high-quality short-term debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest-rating categories by a nationally recognized rating organization)	No	No	No
	Money Market Mutual Funds	No	No	No
	Open-end Mutual Funds (including those held in the DuPont Retirement Savings Plan) NOT managed or sponsored by DCM	No	No (Yes, if a short-term trade)	No
	Mutual Funds managed and/or sponsored by DCM	Yes	Yes	Yes
	Closed-End Funds	No	Yes	Yes
Common Stock	Common Stocks	Yes	Yes	Yes
	ADRs (when pre-clearing ADRs/EDRs, you are required to pre-clear the individual security as well)	Yes (incl. underlying security)	Yes	Yes
	Voluntary participation in a bona fide tender offer (no requirement to disgorge short term profits)	Yes (irrevocable election must be made within pre- clearance window)	Yes	Yes

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Category	Description	Pre-Clearance Required?	Transaction Disclosure on Quarterly Certification Required?	Holdings Disclosure on Year-end Certification Required?

ETFs, ETNs, and Exchange Traded Debt Futures	Exchange Traded Funds, such as SPY, IWN, IWD, and IJH	No	Yes	Yes
	Exchange Traded Futures Contracts on US Government Securities	No	Yes	Yes
	Exchange Traded Notes	No	Yes	Yes
	Exchange Traded Euro Futures Contracts	No	Yes	Yes
	Exchange Traded Derivatives on Non-Equity Securities	No	Yes	Yes
Other Securities and Commodity Interests	Corporate Bonds	Yes	Yes	Yes
	Rights/Warrants Issued Pro-Rata	No	Yes	Yes
	Commodity Contracts and Derivatives	No	Yes	Yes
	Foreign Exchange Contracts and Derivatives	No	Yes	Yes
	Private Placements and Limited Offerings (other than those offered by DCM)	Yes	Yes	Yes
	DCM-sponsored Fund of Fund investments	No	No	No
Options & Futures	Corteva Stock Options – grants and holdings of unexercised options	No	No	No
	Voluntary Exercise of Options (excluding Corteva Stock)*	Yes	Yes	Yes
	Exercise Corteva Stock Options (with or without immediate sale of shares). Note that exercises of multiple grants on the same exercise date may be reported on a single line in the PTCC system. Cashless exercises are not considered short term trading even though there is technically a simultaneous purchase and sale.	No	Yes	Yes
	Index Linked Futures, such as those linked to the S&P 500, S&P 400 and Russell 2000 Indexes	No	Yes	Yes
	Futures Linked to Individual Stocks	Yes	Yes	Yes
	Expiration of options, futures contracts, or warrants	No	No	N/A

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Category	Description	Pre-Clearance Required?	Transaction Disclosure on Quarterly Certification Required?	Holdings Disclosure on Year-end Certification Required?
Automatic Investment Plans (e.g., 401(k), 403(b), Employee Stock Purchase Plan)	Securities purchased through contributions to an Automatic Investment Program (excludes purchases through transfer from one investment option to another)	No	No	Yes
	Securities purchased through transfers from one plan investment option to another (i.e., other than directly through Automatic Investment contributions)	Yes	Yes	Yes
	Sales of Securities acquired through an Automatic Investment Program (unless otherwise exempt)**	Yes	Yes	N/A
	Shares purchased through a Dividend Reinvestment Program	No	No	Yes
	Sale of Securities acquired through a Dividend Reinvestment Program (unless shown above as exempt from annual holdings reporting)**	Yes	Yes	N/A
Non-discretionary accounts	Securities in accounts managed by others and for which the account holder retains no investment decision-making authority or control***	No	No	Yes
Other	Corteva Restricted Stock Units – grants and vesting	No	No	Yes, (for Common stock held due to vesting of RSUs)
	Corteva Restricted Stock Units – sale of vested shares if initiated by employee (sales to cover taxes due at vesting do not need to be cleared)	Yes	Yes	N/A

Charitable Donations or other Gifts of Securities.

Note: If the timing of the transfer date is beyond the employee’s control (and therefore risks falling outside of the two-day pre-clearance window), the employee should use the date that the irrevocable commitment is made to donate or gift the securities (e.g., date that instructions are mailed to broker) as the trade date when reporting the transaction in the PTCC system.

		Yes	Yes, but see **** below	N/A
	All Other Securities Not Specifically listed Above	Yes	Yes	Yes

*	Transacting in ALL options except for those designed to hedge exposure to Corteva stock (NYSE: CTVA) and those received through participation in an employer’s compensation plan is prohibited.

**	Generally, Securities purchased under an automated investment program, including the Retirement Savings Plan (RSP), may be sold without being considered a violation of the short term trading restrictions contained in DuPont Capital’s Ethics Policy. Except, it would be a violation if the Securities were purchased through a transfer of existing balances from other investment options available in the program. Note that such sales must still be pre-cleared via the PTCC system. These shares are subject to the short term trading restrictions of DuPont Capital’s Ethics Policy. Similarly, sales of securities for which a dividend reinvestment plan or an automatic investment plan is in effect will not be considered a violation of short term trading restrictions simply because a purchase resulting from such a plan occurred within 60 days of a discretionary sale.

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***	Accounts for which the account holder(s) retain no investment discretion, but retain(s) beneficial interest can be excluded from pre-clearance and transaction reporting if a written confirmation of such relationship is provided to Compliance by the broker or advisor that maintains the investment discretion (required initially and annually thereafter). Employees relying on the exclusion from pre-clearance and transaction reporting must complete an additional annual certification in PTCC and must report annual (year-end) holdings for such accounts.

****	These should be reported as trades (sales) for unlinked accounts. If the transaction is in a linked account, your broker may or may not report it as a transaction that will be reflected in PTCC. If the transaction is NOT reported automatically for a linked account in PTCC, use the Gift and Entertainment module of PTCC to report the event. This will allow Compliance to cross-reference the pre-clearance and donation/gift events.

IMPORTANT REMINDERS:

Pre-clearance is granted for a maximum of two business days, the business day on which the transaction is cleared and the next business day.

Short-term profits in Securities (as defined above) are prohibited and must be donated to charity.

Participation in Initial Public Offerings is prohibited.

Trading in options, with specific exceptions noted in this policy, is prohibited.

If you are selling inherited Securities, use as the offset (acquisition) date the day that the shares were credited to your account.

The ownership of a 401(k) plan of a previous employer is reportable if you can trade reportable Securities within it (whether or not you choose to do so). In addition, transactions/holdings in reportable Securities within such plans require pre-clearance, transaction reporting, and holdings disclosure, as applicable.

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts. Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process. You are personally responsible for avoiding any conflicts with client portfolios for which you make or help make investment recommendations. Receiving pre-clearance for a trade does not relieve you of that responsibility.

Violations

All employees must strictly observe the provisions of this Policy. An employee’s actions with respect to matters governed by this Policy are significant indications of the individual’s judgment, ethics, and competence. Accordingly, any actions in violation of this Policy will constitute an important element in the evaluation of the employee for retention, assignment, and promotion. Violations of this Policy will be grounds for appropriate disciplinary action, including reduced compensation or discharge. The contents of the “Code of Ethics and other Policies – Disciplinary Guidelines” document are considered in the determination of appropriate disciplinary action.

Violations and proposed sanctions are documented by the CCO (or his designee) and submitted to the President and Chief Executive Officer for review and approval. In some cases, the Fiduciary Committee may assist in determining the materiality of the violation and appropriate sanctions. Records of all reviews are the responsibility of and will be maintained by the Compliance Department.

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In determining the materiality of the violation, reviewers will consider:

●	Evidence of violation of law, policy or guideline.

●	Indications of fraud, neglect or indifference to Code of Ethics provisions.

●	Frequency of repeat violations.

●	Level of influence of the violator.

In assessing the appropriate penalties, other factors considered will include:

●	The extent of harm (actual or potential) to client interests.

●	The extent of personal benefit or profit.

●	Tenure and prior record of the violator.

●	The degree to which there is a personal benefit or perceived benefit from unique knowledge obtained through employment with the Firm.

●	The level of accurate, honest and timely cooperation from the violator.

●	Any mitigating circumstances that may exist.

Responsibility

Each employee should, in addition to ensuring personal compliance, assist in monitoring overall compliance. Employees who believe another employee is engaged in conduct prohibited by this policy, or that any other person or firm representing the Firm is engaged in such conduct, should promptly report such information to the appropriate level of management and the CCO. The CCO or his designee will promptly investigate the matter and take action. If an employee prefers, instances of noncompliance may be reported through the Corteva Agriscience Global Hotline at 833-400-1141. There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. Reporting of certain matters is subject to the Firm’s Whistleblower Policy at Section G.XXXIII of DuPont Capital’s Compliance Manual. If you become aware of a situation that may be covered under that policy, you should follow the procedures set forth in that policy.

Managers are required to take appropriate measures to ensure that their employees understand and comply with this Policy. All employees shall acknowledge and certify in writing, when first assigned to the Firm and not less frequently than every year thereafter, their commitment to comply with this Policy.

The CCO and DuPont Capital’s President and Chief Executive Officer shall be responsible for the interpretation and enforcement of this Policy. Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult the CCO prior to engaging in such conduct.

Confidential Treatment

The CCO and support staff will use their best efforts to assure that all requests for preclearance, all personal securities transaction reports and all reports of securities holdings are treated as “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside the Firm as are necessary to evaluate compliance with or sanctions under this Policy.

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Attachment B

Date

Broker ABC
Street Address
City, State Zip

Re:	John Smith and Mary Smith
Account No. 3030303030303030

In connection with my existing brokerage account(s) at your firm as noted above, please be advised that the Compliance Department of my employer should be noted as an “Interested Party” with respect to my account(s) and be sent copies of all account statements related to my account(s).

Please send the requested documentation, ensuring the account holder’s name appears on all correspondence, to:

Mr. William Flores

DuPont Capital Management

One Righter Parkway, Suite 3200

Wilmington, DE 19803

Please mark the mailing “personal and confidential” if possible.

Thank you for your cooperation in this request.

Sincerely yours,

Employee

cc:	William Flores

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GIFTS AND ENTERTAINMENT POLICY

General Guidelines

The giving of business gifts is a customary way to strengthen business relationships. However, U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Any giving or receiving of gifts by DuPont Capital and its employees must be in compliance with the policy below as well as the Anticorruption Policy included as Section G.XXVII of the Compliance Manual, which this policy should be read alongside.

Receiving or providing gifts may give rise to a conflict of interest or the appearance of a conflict of interest, in on-going or prospective business dealings between DuPont Capital and third parties. A gift may be viewed as a bribe, which could cause reputational damage to DuPont Capital. In addition to the U.S. restrictions referred to above, the payment or receipt of a bribe may be in violation of other applicable anti-bribery and corruption laws, such as the United Kingdom’s Bribery Act of 2010 (the “UK Bribery Act”). The UK Bribery Act criminalizes the payment and receipt of a bribe, whether to a private person or to a Government Official.

All contacts with Government Officials by DuPont Capital and those acting on DuPont Capital’s behalf must be lawful, ethical and beyond reproach. To that end, DuPont Capital’s Anticorruption Policy prohibits all bribes, kickbacks, or other inducements to Government Officials (as defined below) designed to influence sales or obtain favorable business arrangements or other improper advantage.

For purposes of this policy, a “Government Official” is any officer, employee, agent, representative or other person, whether elected or appointed, acting on behalf of:

●	a national, state, provincial or local governmental body, enterprise, department or agency, a political party, or a candidate for political office (including the candidate);

●	an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity; or

●	a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

Consistent with the Firm’s value for maintaining uncompromising standards of personal and professional ethical conduct, the following are guidelines to be used by employees as a minimum standard of conduct with respect to the acceptance of gifts and entertainment from or the giving of gifts and entertainment to current and/or prospective service providers, clients, and Government Officials. This policy does not replace, but is a complement to, the E. I. du Pont de Nemours and Company’s Business Ethics Policy.

Some of DuPont Capital’s investment management agreements, such as those with governmental agencies, may impose stricter requirements on the offer or provision of gifts or entertainment. In such cases, the terms of the agreement will apply.

This policy should read alongside the Firm’s Anticorruption Policy in Section G. XXVII.

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Gift Policy

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol, and cash/gift cards.

Employees must observe the following guidelines when giving or receiving gifts:

●	All gifts, given or received, should be reasonable, customary, proportionate, and in accordance with normally accepted business practices;

●	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

●	Never offer or accept extravagant or excessive entertainment to or from any third party, including, but not limited to, current or prospective clients and investors, consultants, third party marketers, or fund managers, regardless of whether DuPont Capital has an investment relationship with such person or entity;

●	Never offer or accept cash gifts or cash equivalents;

●	Never offer or accept anything of value to or from a third party to influence or reward action;

●	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety or a conflict of interest; and

●	Never offer or accept a gift if public disclosure of the gift would be embarrassing to DuPont Capital or the third party.

The following may not be accepted or given under any circumstances:

●	Money

●	Gift certificates

●	Stocks, bonds, notes, loans or any other evidence of ownership or obligation.

●	Gifts from or to prospective vendors or clients (except for perishable items, to the extent they are reasonable and proportionate, and token promotional items).

The following may be accepted or given subject to any pre-approval requirements discussed under the Advance Approval Requirements heading below:

●	Perishable gifts, to the extent they are reasonable and proportionate. At the DuPont Capital recipient’s discretion, such gifts are to be shared with all employees of the Firm or donated to charity.

●	Books, which have been autographed, personalized or emblazoned with the logo of the Firm the giver represents.

●	Other promotional gifts which are customary, and which have a value of less than $50. Examples include logo emblazoned umbrellas, golf balls and ballpoint pens.

If a gift outside the above guidelines is received:

●	Return to sender with a letter of acknowledgement, accompanied by an explanation of the Firm’s policy, or donate the item to charity on behalf of the sender.

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●	If returning the gift or donating it to charity is deemed inappropriate due to the nature of the relationship, the gift (along with its estimated value) should be reported to the employee’s manager. The manager will consult with the chairperson of the Fiduciary Committee to determine the proper action. Any such consultation will be documented in the minutes of the Fiduciary Committee.

Entertainment Policy

●	When a DuPont Capital employee is being entertained, the provider should be present for all such entertainment.

●	If the provider is not present for the entertainment, the employee should pay fair value; otherwise, the invitation should be declined.

●	When DuPont Capital is evaluating a new or expanded relationship with a vendor, no entertainment (other than meals) may be accepted.

●	Entertainment (including meals) with a value exceeding $500 should be approved in advance by DuPont Capital’s President and CEO. Whenever practicable, this policy applies to entertainment provided at conferences, seminars, etc. If advance approval is not practicable, the employee should notify his/her manager of the entertainment as soon as possible following completion of the event or as agreed upon with DuPont Capital’s President and CEO.

●	A DuPont Capital employee should be present for all entertainment that he or she provides.

Travel & Conferences

To ensure avoidance of the appearance of impropriety or a conflict of interest, the purpose of all business travel should be reviewed with management. This particularly applies to travel destinations that are typically considered vacation areas.

●	The Firm should always pay for business travel. Exceptions must be approved in advance (in writing) by the employee’s manager.

●	Vendor-paid expenses to conferences, seminars, etc., are acceptable only when the same treatment is provided to other clients of the vendor.

Gifts to Government Entities, Unions, or their Officials

Providing or receiving meals, entertainment, or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) with whom DuPont Capital is likely to do business, is negotiating a business transaction, or is actually doing business may constitute a violation of foreign, state or local ethical statutes, regulations, or bribery laws, even in the absence of any intent to influence the Government Official’s decision.

Accordingly, DuPont Capital personnel may not offer or provide, directly or indirectly, anything of value to a Government Official or his/her family members without prior approval as described under the Advance Approval Requirements header below. In order to be approved, any such gift or entertainment must i) not be lavish or excessive in value; (ii) be consistent with local law, custom and practice; and (iv) not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage. There are additional restrictions relating to gifts to U.S. state and local government officials and political contributions contained in the Gift and Entertainment Policy and the “Pay to Play” Rule 206(4)-5 portion of that policy.

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Any request by a Government Official attempting to obtain money, goods or other things of value from DuPont Capital in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the Compliance Department.

If you are unable to confirm that any individual is not a “Government Official,” as defined above, you should seek assistance from the CCO. With regard to any such gift or entertainment, the CCO may review with Marketing and Client Services their marketing plans and consult with legal counsel to determine whether and to what extent DuPont Capital and its personnel may give, provide or receive such gifts or entertainment.

With respect to clients or fund investors that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, DuPont Capital must file Department of Labor Form LM-10 if DuPont Capital provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year. In addition, certain states and other jurisdictions have their own dollar amount limitations and other restrictions in relation to gifts to, among others, city, county, state, union, or pension employees.

Gifts and Other Compensation from Broker-Dealers

Section 17(e)(1) of the 1940 Act prohibits a RIC and its affiliated persons, such as a RIC’s investment adviser, sub-adviser, and employees, from accepting any compensation or other economic benefit, including gifts, entertainment, or favors for the purchase or sale of property to or for the RIC unless the compensation is: (1) regular salary from the RIC; or (2) compensation for serving as an underwriter or broker to the RIC.

ERISA Plans

ERISA prohibits fiduciaries from receiving any consideration in connection with a transaction involving the assets of an ERISA plan. Section 4975 of the Code contains a similar prohibition. Case law on the application of these and related provisions is not well-developed. Therefore, in addition to the usual requirements involving gifts and entertainment, DuPont Capital and its employees should normally avoid giving or accepting gifts that relate to accounts that are employee benefit plans (including union plans) or funds that are subject to ERISA (“Benefit Plan Accounts”) or to IRAs and avoid all but routine entertainment for such accounts.

Advance Approval Requirements

The prior approval of the President and CEO is required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift with a value of $500 or more, (ii) any gift or entertainment given to or received from a Government Official or a family member thereof, or (iii) any other gift that may reasonably be seen as violating DuPont Capital’s general policy with respect to gifts.

The prior approval of the CCO is required for items identified in (ii) above and for any gifts or entertainment given to or received from a union or union representative.

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Reporting Requirements

Within thirty (30) calendar days following the end of each quarter, all employees are required to complete a Quarterly Report of Gifts and Entertainment via PTCC, reporting (i) all entertainment given and received by the employee for that quarter with a value of $100 or more, (ii) all gifts other than token promotional items, (iii) without regard to value, any gift or entertainment given to or received from a Government Official (including any foreign, state or municipal political or campaign contribution) or any gift or entertainment given to or received from private-sector unions, union officials, or pension or other benefit plans sponsored by such unions, and (iv) all donations or gifts of securities for linked accounts when such events are not reported automatically as transactions in PTCC. This report must be submitted through PTCC and must include:

●	The recipient’s name;

●	The name of the individual and/or firm who gave the gift or entertainment;

●	A description of the gift or entertainment;

●	The date of the event or when the gift or entertainment was received by the recipient;

●	The names of the employee’s guests who were also involved;

●	Whether the provider of the gift or entertainment attended the event with the recipient;

●	Estimated value of the gift or entertainment;

●	A description of all airfare paid for by third parties;

●	A description of all meals provided by DuPont Capital or its employees to a third party or received by a DuPont Capital employee from a third party;

●	Whether the recipient reimbursed DuPont Capital for the gift or entertainment and the amount of the reimbursement, if any, and documentation of any such reimbursement; and

●	Whether the activity is related to a union, benefit plan, or governmental plan, or a representative of any of the foregoing.

In addition to the use of PTCC as summarized above, DuPont Capital uses an Excel template to collect additional data, including data related to Gifts and Entertainment, in order to comply with the indirect expense reporting requirements applicable to Schedule C of Form 5500. For this purpose, the reporting threshold for a single event or item is $10 or more.

The CCO’s practice is to review Gifts & Entertainment each quarter and to provide appropriate reporting to the Firm’s President and CEO.

“Pay to Play” Rule 206(4)-5 – Political Contributions to Government Entities or Officials

Political contributions by DuPont Capital and/or its employees must be pre-approved and reported through PTCC pursuant to this policy.

DuPont Capital has adopted the following policy (“Policy”) to comply with the requirements of Rule 206(4)-5 under the Advisers Act (the “Rule”). The Rule addresses “pay-to-play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. This Policy applies to DuPont Capital and all of its Supervised Persons.1

1 All active employees of DuPont Capital are considered Supervised Persons for purposes of this Policy.

1 A “government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or agency.

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Background

The Rule contains three fundamental prohibitions.

First, it prohibits DuPont Capital from providing investment advisory services for compensation to a government entity2 for two years after a contribution3 to an official4 of the government entity is made by DuPont Capital or DuPont Capital’s covered associates.5 These restrictions can apply to the activities of covered associates for the two years before they became covered associates of DuPont Capital. However, for covered associates who are not involved in soliciting clients or investors, or supervisors of such employees, the look-back period is six months instead of two years. There is an exception available from the prohibition above for contributions from covered associates who are natural persons who make contributions to any official that do not in the aggregate exceed $350 per election if the covered associate was entitled to vote for the official at the time or $150 per election if the covered associate was not entitled to vote for the official at the time (the “De Minimis Exception”).6

Second, the Rule prohibits DuPont Capital or its covered associates from providing or agreeing to provide payment to any person to solicit government entities for advisory services on behalf of DuPont Capital, unless the solicitor is (i) a “regulated person” that itself is subject to regulations restricting political contributions, or (ii) an executive officer, general partner, managing member, or employee of DuPont Capital.

Finally, the Rule prohibits DuPont Capital and its covered associates from coordinating or soliciting any person or political action committee (“PAC”) to make (i) any contribution to an official of a government entity to which DuPont Capital is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where DuPont Capital is seeking to provide advisory services to a government entity. This prohibition is intended to prevent advisers from circumventing the Rule by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

2 “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value. A charitable donation made to a tax-exempt organization would not generally be considered a contribution (even if solicited by a government official) and donation of time by an individual would not be considered a contribution if DuPont Capital did not solicit the individual’s efforts and DuPont Capital’s resources (such as office space and telephones) were not used.

3 An “official” is any person (including any election committee of the person and any political action committee) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. “Influence” should be construed broadly.

4 A “covered associate” is defined in the Rule as: (i) any general partner, managing member or executive officer, or other person with a similar status or function; any employee who solicits a government entity for DuPont Capital and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by DuPont Capital or by any person described in (i) or (ii) above. DuPont Capital has determined to treat all DuPont Capital employees as “covered associates.”

5 For purposes of this exception, primary and general elections are considered separately.

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The Rule also prohibits DuPont Capital and its Supervised Persons from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

State and Local Regulation of Placement Agents and Solicitors as Lobbyists

A number of state and local jurisdictions, including California, Massachusetts, Illinois and New York City, have adopted or are expected to adopt registration requirements and regulations relating to the use of placement agents and solicitors for the purpose of soliciting plans located in such jurisdictions.

Supervised Persons who are engaged in business with or who are seeking to engage in business with state and local governmental plans must receive preclearance from DuPont Capital’s CCO, as to any registration requirements or other regulations before taking action with respect to these governmental plans.

Policy and Procedures

DuPont Capital respects the privacy interests of its employees and applicants for employment, and therefore has sought to design the pre-clearance aspects of this Policy in a way that solicits only the information DuPont Capital deems reasonably necessary to satisfy its obligations under the Rule.

DuPont Capital and its Supervised Persons shall be required to observe the following:

1.	Political contributions by DuPont Capital or its Supervised Persons to individuals or entities with the intention of influencing such individuals or entities for business purposes are prohibited.

2.	Prior to making any political contribution to any state or local government entity, official, candidate, political party, or PAC, a Supervised Person (including any PAC or entity affiliated with the Supervised Person) must seek pre-clearance from the CCO or his or her designee. A Supervised Person must seek pre-clearance by submitting a request via PTCC. The CCO or his or her designee will consider whether the proposed contribution is consistent with restrictions imposed by the Rule and the Policy, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution. Although all such gifts and contributions are subject to pre-approval at the discretion of the CCO, only de minimis gifts to officials and political candidates by employees (not DuPont Capital) will be approved. Contributions may not exceed $350 for officials or candidates for whom the individual is entitled to vote, or $150 for officials or candidates for whom the individual is not entitled to vote.[7]

3.	Although DuPont Capital does not generally engage third-party solicitors in connection with investments by government entities, if DuPont Capital does enter into such arrangements, DuPont Capital will structure them to comply with the Rule.

4.	DuPont Capital does not currently make any political contributions.

7 Contributions to primary and general elections are not aggregated for purposes of the de minimis exception. Contributions to federal primary and general elections are not covered by this Policy. A charitable donation made to a tax-exempt organization would also not generally be considered a contribution (even if solicited by an official) and donation of time by an individual would not be considered a contribution if DuPont Capital did not solicit the individual’s efforts and DuPont Capital’s resources (such as office space and telephones) were not used.

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5.	The CCO or his designee will obtain written disclosures of the past two years’ political contributions from individuals who are expected to become new employees. These disclosures are signed by the employee and retained for record keeping purposes.

Recordkeeping

As required by the Rule, DuPont Capital must retain the following records relating to the political contributions of DuPont Capital and its Supervised Persons, all of which will be maintained by the Compliance group:

1.	The names, titles and business and residence addresses of all covered associates of DuPont Capital.

2.	All government entities to which DuPont Capital provides or has provided investment advisory services, or which are or were investors in any “covered investment pool” to which DuPont Capital provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010.

3.	All direct or indirect contributions made by DuPont Capital or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC.

4.	The name and business address of each regulated person to whom DuPont Capital provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with the Rule.

5.	Records relating to the contributions and payments described in 3 above must be maintained and listed in chronological order and indicate: (A) the name and title of each contributor; (B) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment; (C) the amount and date of each contribution or payment; and (D) whether any such contribution was the subject of the exception for certain returned contributions.

Disclosure of Outside Business and Investment-Related Activities

Employees must place the interests of the Firm’s clients ahead of their personal interests and must treat all clients in a fair and equitable manner. A conflict of interest may arise when an employee engages in outside business or investment-related activity. Further, there is a regulatory concern that the employee may be perceived as acting on behalf of DuPont Capital when engaging in outside business activity. Accordingly, all employees are required to (a) obtain the CEO’s written approval before engaging in any outside investment-related activities or accepting board positions and (b) disclose all outside business and investment-related activities so they can be reviewed for conflicts and other concerns. As a result of the review, outside business and investment-related activities may be subject to conditions, supplemental disclosures, or other actions. Certain activities may be prohibited.

All outside business and investment-related activities must be disclosed using the “Outside Affiliations” module within PTCC. Reportable activities include (i) any roles of DCM employees in support of a for-profit entity regardless of the receipt of financial compensation and (ii) any civic related activities where an employee is providing advice, service, or assistance in an investment-related capacity.

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Disclosure must be made within 10 business days after such time that the employee commences, or materially alters, this activity or role. Annually, every employee must certify via the Annual Acknowledgment that all existing relevant outside business activities in which he or she participates have been properly disclosed.

POLICY ON EMPLOYEES’ FAMILY MEMBERS COMPENSATED BY VENDORS

Need for Policy

The Firm is committed to ensuring compliance with all laws and parent company policies. In addition, as a registered investment adviser, the Firm and its employees have ethical and legal obligations which must be fulfilled to maintain the confidence and trust of its clients and to protect the assets entrusted to the Firm.

The purpose of this policy is to expand on the “Conflicts of Interest” section of the Corteva Code of Conduct with respect to situations involving family members. This is necessary because of the sensitivity in DuPont Capital’s business to the effect of such conflicts. The intent is to avoid even the appearance of impropriety, which might call into question the quality of the Firm’s business and investment decisions.

Procedures

If a family member of an employee is or will be employed or otherwise compensated by one of the Firm’s vendors, e.g., a broker, an external investment manager, a general partner, a consultant, or a service supplier, the employee will disclose this relationship to (i) his or her manager or supervisor in writing and (ii) Compliance via PTCC. This disclosure must be made within 10 business days after such time that the employee knows or should have known of the relationship. If any later change of circumstance should occur, disclosure must be made within 10 business days of such time that the employee knows or should have known of the relationship. Disclosure will include full details of the family member’s duties and the way in which they affect the Firm.

The Compliance Department reviews the disclosures for potential conflicts of interest. If a conflict is deemed to exist, Compliance may recommend steps to eliminate or mitigate the conflict. Such recommendations are subject to the review and approval of the Firm’s Fiduciary Committee.

A conflict of interest is defined in DuPont’s Code of Conduct as a “...circumstance, including family or other personal relationships, which could be perceived as dissuading the employee from acting in the best interests of the Company.”

In deciding on a course of action, Compliance will consider whether the employee’s duties, or those of subordinates, require making decisions that could be influenced by the disclosed relationship, the materiality of the employee’s potential impact on the family member’s or the vendor’s business, and the effect of public disclosure of the relationship. Employees at higher levels generally have greater impact and their relationships present more sensitive issues.

Any remedy, other than one that results in no compensation of the family member by the vendor, will include disclosure on the annual Corteva “Business Ethics Survey,” and may also include monitoring of payments to the vendor versus history, verification of services received, and/or removal of the employee from any process that affects payment to the vendor.

Note: For information and reference purposes, please refer to the “Code of Ethics and Standards of Professional Conduct” issued by the CFA Institute.

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FOREIGN CORRUPT PRACTICES ACT / ANTICORRUPTION

(See also Section G.XXII – Anticorruption Policy)

General Policy

As a result of its business activities in the international market, DuPont Capital is subject to various laws that prohibit the bribery of foreign public officials. These include the United States Foreign Corrupt Practices Act (“FCPA”) as well as similar laws that have been enacted in many other countries, including the United Kingdom (such as the UK Bribery Act) and the member states of the Organization for Economic Cooperation and Development. The FCPA prohibits payments and promises or offers to pay money and other “things of value” to influence Government Officials outside the United States.

All contacts with Government Officials by DuPont Capital and those acting on DuPont Capital’s behalf must be completely lawful, ethical and beyond reproach. To that end, DuPont Capital’s Anticorruption Policy, included as Section G.XXVII of DuPont Capital’s Compliance Manual, prohibits all bribes, kickbacks, or other inducements to Government Officials (as defined below) designed to influence sales or obtain favorable business arrangements or other improper advantage.

With the exception of certain modest gifts, meals and entertainment, DuPont Capital personnel may not offer or provide, directly or indirectly, anything of value to a Government Official or his/her family members. For purposes of this Policy, a “Government Official” is any officer, employee, agent, representative or other person, whether elected or appointed, acting on behalf of:

●	a national, state, provincial or local governmental body, department or agency, a political party, or a candidate for political office (including the candidate);

●	an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity; and

●	a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

DuPont Capital’s Gifts and Entertainment Policy, discussed above, contains specific provisions relating to Government Officials. As a general matter, the Gifts and Entertainment Policy permits gifts and entertainment for Government Officials so long as: (i) they are pre-approved by the CCO; (ii) they are not lavish or excessive in value; (iii) they are consistent with local law, custom and practice; and (iv) they would not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage. There are additional restrictions relating to gifts to U.S. state and local government officials and political contributions contained in the Gift and Entertainment Policy and the “Pay to Play” Rule 206(4)-5 portion of that policy.

Any request by a Government Official attempting to obtain money, goods or other things of value from DuPont Capital in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the Compliance Department.

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